Exhibit 1.1

ARTICLES OF INCORPORATION

SILICONWARE PRECISION INDUSTRIES CO., LTD.

CHAPTER ONE - GENERAL PROVISIONS

Article 1

The Company is incorporated in the form of company limited by shares in accordance with the Company Law of the Republic of China and is named Siliconware Precision Industries Co., Ltd.

Article 2

The business scope of the Company is as follows:

1.	The production, processing, and purchase and sale of products including integrated circuit, transistor, light emitting diode digital display, light emitting diode display lamp, liquid crystal clock core, photo diode, hybrid circuit, and thin film circuit and thick film circuit.

2.	The import and export of the products mentioned in the preceding paragraph.

3.	CC01080 The production of electronic parts and components.

4.	IZ99990 Other industrial and commercial service (integrated circuit testing)

Article 3

In the event the Company makes re-investment(s) in other corporation(s) as a limited-liability shareholder, it shall not be subject to the limitation under the Company Law that its investment shall not exceed a certain percentage of its paid-in capital, and the board of directors is authorized to approve such re-investment(s).

Article 3-1

The Company may provide guarantees in favor of third parties.

Article 4

The Company has its head office in Taichung City. As it seems necessary, with the resolution of the board of directors, the Company may set up branch offices within or outside the Republic of China.

CHAPTER TWO - CAPITAL STOCK

Article 5

The authorized capital of the Company is NT$36,000,000,000, divided into 3,600,000,000 shares (including 40,000,000 shares reserved for conversion from warrants), each of NT$10 par value, to be issued by installments, as determined by the board of directors.

Article 6

The share certificates of the Company shall be issued after being signed or affixed with the seals of at least three directors and further authenticated by the competent authorities.

The shares issued by the Company may be in un-certificated form, which shall be registered by an organization for securities custody.

Article 7

Shareholders are required to file with the Company their true names, domiciles as well as their respective specimen chop cards. In case of loss of a shareholder’s specimen chop, the shareholder may replace the lost one with a new specimen chop upon registration in writing of the loss to the Company.

Article 8

Registered share certificates may be transferred by endorsement of the holder thereof, and a transfer of registered share certificate shall not be valid against the Company unless the true name or title of the transferee is specified in the share certificate and also the true name or title and domicile of the transferee are specified in the Company’s shareholders’ register.

Article 9

Where share certificates are lost or damaged, they shall be handled in accordance with the Company Law and related regulations.

Article 10

Applicable fees may be charged for the reissue of new share certificates due to loss of or whatever cause for the share certificates.

Article 11

No share certificate shall be transferred and no share transfer shall be entered into the Company’s shareholders’ register within sixty days prior to a general shareholders’ meeting or within thirty days prior to a special shareholders meeting or within five days prior to the record date fixed for distributing dividends, bonuses or other benefits.

CHAPTER THREE - SHAREHOLDERS’ MEETINGS

Article 12

Shareholders’ meeting is classified into general meetings and special meetings. General meeting shall be convened and held every year by the board of directors within six months after the close of each fiscal year by giving a notice to the shareholders thirty days prior to the meeting. Special meeting may be convened and held in accordance with applicable laws and regulations whenever it seems necessary.

Article 13

Where a shareholder is unable to attend the shareholders’ meeting, he may appoint a person to attend the meeting by issuing a proxy to such person in accordance with the provisions of Article 177 of the Company Law.

Article 14

The shareholders’ meeting of the Company shall be presided by the chairman of the board of directors. In the event that the chairman is absent, the vice chairman shall act on his behalf; if the vice chairman is also absent, the chairman may designate one of the directors to act on his behalf; and if no such designation is made, the directors shall elect one from among themselves to preside the meeting.

Article 15

A shareholder shall be entitled to one vote for each share held.

Article 16

Unless otherwise provided for in the Company Law, a resolution can be adopted by shareholders of at least a majority of the Company’s shares represented at a shareholders’ meeting at which the shareholders of a majority of all issued and outstanding shares are present.

Article 17

Resolutions adopted at a shareholders’ meeting shall be recorded in the minutes duly signed or chopped by the chairman, and such minutes shall be distributed to all shareholders within twenty days after the meeting, by the rules in accordance with the Company Law. The said minutes shall record the summary of the proceedings in the meeting and the resolution adopted, and shall be kept in the Company together with the autograph book of shareholders present at the meeting and the proxies issued by shareholders.

CHAPTER FOUR - DIRECTORS AND SUPERVISORS

Article 18

The Company shall have nine directors and three supervisors, all to be elected from among shareholders with full legal capacity. The term of directors and supervisors shall be three years, and all directors and supervisors are eligible for re-election for office. The total number of registered shares required to be held by all directors and supervisors shall be dealt with in accordance with the Regulations for Examination of the Percentage of Shares Held by Directors and Supervisors for Public-Issued Companies published by the Securities and Futures Commission, Ministry of Finance. The Company may purchase liability insurance for the Directors and Supervisors during their term to cover their actions on behalf of the Company.

Article 18-1

Upon the end of the term of the Directors elected during the 2011 Shareholders’ Meeting, the Company shall have at least 3 seats and not less than 20% of the total Directors as independent Directors.

The election of independent Directors shall be done through a nomination process in accordance with Company Law Article 192-1. Actual implementation shall be in accordance with relevant articles of the Company Law, the Securities and Exchange Act and other relevant laws and regulations.

Article 19

Where one-third of the directors have been vacated or all of the supervisors have been removed, a special shareholders’ meeting shall be convened and held by the board of directors within thirty days thereafter to elect new directors or supervisors to fill up the vacancies, but the term of newly elected directors or supervisors is limited to the residual term of the directors or supervisors who were vacated or removed. After the Company’s public issuance of shares, a special shareholders’ meeting shall be convened and held by the board of directors within sixty days to elect new directors and supervisors.

Article 20

If new directors or supervisors cannot be elected in time before the current term of the incumbent directors or supervisors expires, it shall be dealt with in accordance with the applicable government regulations.

Article 21

The board of directors is composed of directors. A chairman and a vice-chairman of the board shall be elected from among directors by a majority vote at a meeting attended by more than two-thirds of the directors. Both the chairman and the vice chairman shall administer and execute all business matters of the Company in accordance with applicable laws and regulations, Articles of Incorporation and resolutions made at shareholders meeting and at the board of directors.

Article 21-1

Irrespective of whether the Company makes profits or incurs losses, the Company may pay all its directors and supervisors a monthly transportation allowance. The amount of such allowance shall be determined by the board of directors in accordance with general criteria.

Responding to the Directors’ and Supervisors’ contributions to the Company and taking into considerations of international practices, the Board of Directors shall be authorized to determine the compensation for the Directors and Supervisors.

Article 22

The board of directors shall have the following functions and responsibilities:

1.	Examination and review of operational policy as well as the medium and long term development plans of the Company;

2.	Review, supervision and implementation of the annual business plans;

3.	Approval to budget and examination of final accounts;

4.	Examination of capital increase / decrease plans;

5.	Examination of earnings distribution or loss making up programs;

6.	Examination of and approval to important contracts;

7.	Examination of Articles of Incorporation or amendments thereto;

8.	Approval to organizational by-laws and important business rules;

9.	Decision in establishment, reorganization or removal of branch offices;

10.	Approval to major capital expenditure plans.

11.	Appointment and discharge of general manager and deputy general manager;

12.	Implementation of resolutions adopted at shareholders’ meetings;

13.	Convocation of shareholders’ meetings and making business reports; and

14.	Other matters to be handled in accordance with the laws.

Article 23

Except for the first meeting of each term of the board of directors which shall be convened in accordance with Article 203 of the Company Law, all other meetings of the board of directors shall be convened and presided by the Chairman of the Board; if the Chairman can not perform his duties, the vice chairman shall act on his behalf; if the vice chairman can not perform his duties, the chairman may appoint one of the directors to act on his behalf; and in the absence of such appointment, directors shall elect from among themselves to act on his behalf.

If the meeting of Board is conducted by video conference, any Director who participates therein shall be deemed having attended in person.

Directors who cannot attend the meeting may issue power of attorney specifying scope of mandate empowering to another Director to act on his behalf.

The meetings of board of directors may be convened by writing, electronic mail or facsimile.

Article 24

Unless otherwise provided for in the Company Law, resolutions of the board of directors shall be adopted by a majority of the directors at a meeting attended by more than one-half of the directors; if a director can not attend the meeting, he may issue a power of attorney for each meeting, specifying therein his scope of authority with reference to the subject to be discussed at the meeting, to another director to attend on his behalf. However, a director may act on one director behalf only.

Article 25

Resolutions adopted at a meeting of the board of directors shall be recorded in the minutes duly signed and chopped by the chairman, and such minutes shall be sent to all directors within twenty days after the meeting. The said minutes shall record the summary of the proceedings in the meeting and the resolutions adopted, and shall be kept in the Company together with the autographlist book of directors present at the meeting and the power of attorney issued by directors.

Article 26

Each supervisor shall exercise his/her supervision power in accordance with applicable lawsin and may attend the meetings of the board of directors to express his/her opinions, but shall not participate in the voting.

CHAPTER FIVE - MANAGERS AND OFFICERS

Article 27

The Company may have several managers.

Article 28

The Company may retain various consultants or hire key officers as per resolutions adopted by the board of directors in accordance with the provisions of Article 23 of the Articles of Incorporation.

CHAPTER SIX - FINANCIAL ACCOUNT

Article 29

At the end of each fiscal year, the following statements shall be prepared by the board of the directors, and passed on to the supervisors for auditing 30 days prior to the general shareholders’ meeting for approval:

1.	Business report;

2.	Financial statements; and

3.	Proposal for allocation of net earning or making up loss.

Article 30

Any earnings after the Company’s FY final settlement shall be allotted in the following order:

1.	Payment of taxes and dues;

2.	Completing the deficit and losses;

3.	10% for statutory profit surplus reserve;

4.	Remuneration to directors and supervisors shall no more than 1% of the remaining amount after allotting the amount required in Items 1 through 3.

5.	Any further remaining amount will be for dividends to shareholders at 90% and bonus to employees at 10% as distributed or reserved. Employees eligible for bonus shall refer to such payroll employees (including payroll employees of the domestic or foreign subordinate companies controlled directly of 50% or more by this Company) who have substantially worked for the current FY in which bonus occurs.

Article 30-1

The Company is currently in a stable growth stage. For dividend distribution, the surplus dividend policy will be adopted based on the future operational planning, business development, capital expenditure budget and requirement of capital fund.

Distribution of dividends may be made by cash dividends or by stock dividends, provided that the percentage of cash dividends shall exceed 50% of total distributed dividends, and the plan of distribution shall be proposed by the Board of Directors and shall be implemented after the distribution plan is approved by the Shareholder’ Meetings.

CHAPTER SEVEN - SUPPLEMENTARY PROVISIONS

Article 31

Regulations governing the business organization and relevant rules of the Company shall be made separately by the board of directors.

Article 32

The Company Law and other relevant laws and regulations shall govern all matters not provided for in the Articles of Incorporation.

Article 33

These Articles of Incorporation were enacted into on May 4, 1984.

The first amendment thereto was made on July 20, 1984;

The second amendment thereto was made on October 11, 1986;

The third amendment was thereto made on April 12, 1987;

The fourth amendment was thereto made on May 15, 1988;

The fifth amendment was thereto made on June 26, 1988;

The sixth amendment was thereto made on July 20, 1988;

The seventh amendment was thereto made on August 13, 1988;

The eighth amendment was thereto made on June 14, 1989;

The ninth amendment was thereto made on March 26, 1990;

The tenth amendment was thereto made on June 24, 1991;

The eleventh amendment was thereto made on March 20, 1992;

The twelfth amendment was thereto made on March 22, 1993;

The thirteenth amendment was thereto made on May 6, 1994;

The fourteenth amendment was thereto made on April 26, 1995;

The fifteenth amendment was thereto made on April 29, 1996;

The sixteenth amendment was thereto made on April 22, 1997;

The seventeenth amendment was thereto made on April 15, 1998;

The eighteenth amendment was thereto made on December 29, 1999;

The nineteenth amendment was thereto made on June 15, 2000;

The twentieth amendment was thereto made on October 5, 2000;

The twenty-first amendment was thereto made on May 30, 2001; and

The twenty-two amendment was thereto made on June 3, 2002.

The twenty-third amendment was thereto made on June 13, 2005.

The twenty-fourth amendment was thereto made on June 12, 2006.

The twenty-fifth amendment was thereto made on June 13, 2007.

The twenty-sixth amendment was thereto made on June 15, 2010.

The twenty-seventh amendment was thereto made on June 22, 2011.

The twenty-eighth amendment was thereto made on June 19, 2012.